Page 15 of 26 Pages


Exhibit 1

                           PLACEMENT AGENCY AGREEMENT

                                                            As of October , 1998

Commonwealth Associates
830 Third Avenue, 4th Fl.
New York, New York 10022

Gentlemen:

      THE RATTLESNAKE HOLDING COMPANY, INC., a Delaware corporation (the "Company"), proposes to offer for sale (the "Offering"), in a private placement to accredited investors only shares of Series B Preferred Stock, par value $.01 per share ("Convertible Preferred Stock"). The purchase price at which each such Share will be offered and sold in the Offering is $25.00.

      In connection therewith, the Company would like COMMONWEALTH ASSOCIATES (the "Placement Agent") to act as its Placement Agent upon the following terms and conditions:

      1. Appointment of Placement Agent.

      Subject to the terms hereof, the Company hereby appoints Commonwealth Associates as its exclusive Placement Agent during the Offering Period (as defined below) for the purpose of assisting the Company in finding qualified accredited investors ("Subscribers") to purchase the Units pursuant to the Offering, and Commonwealth Associates hereby accepts such agency. The Placement Agent's agency hereunder is not terminable by the Company, except upon termination of the Offering.

      2. Offering of Preferred Stock by Placement Agent.

      (a) Minimum; Maximum. The Shares will be offered for $25.00 per share on a best efforts, $4,800,000 minimum (for 192,000 Shares), $5,800,000 maximum (for 232,000 Shares) basis. Accordingly, it is a condition of the Offering that the aggregate purchase price of which is at least $4,800,000, are sold pursuant to the Offering. In addition, the Placement Agent has an over-allotment option equal to 116,000 Shares which it may sell to investors (for an additional $1,250,000).

      (b) Private Placement. The Shares are being offered, pursuant to a Confidential Private Placement Memorandum dated October 27, 1998 and a Supplement thereto dated January 8, 1999 and related documents, to an unlimited number of accredited investors in accordance with Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation D promulgated thereunder. The Confidential Private Placement Memorandum and the exhibits and Attachments,

                                                             Page 16 of 26 Pages


which are part of the Confidential Private Placement Memorandum, including the Subscription Agreement, Investor Rights Agreement, Stock Purchase Agreement and the Purchaser Questionnaire are, together with the Supplement, referred to herein, collectively, as the "Memorandum."

      (c) Offering Period. The Offering Period shall commence on the date of the Memorandum and shall terminate on December 27, 1998; provided, however, that such period may be extended by the Placement Agent to February 27, 1999 (as so extended, the "Offering Period").

      (d) Subscription Procedures. Each prospective Subscriber shall be required to (i) complete and execute the Stock Purchase Agreement, the Subscription Agreement, the Investor Rights Agreement and the appropriate Purchaser Questionnaire; and (ii) concurrently either effectuate a wire transfer in the subscription amount to the escrow account (the "Escrow Account") at United States Trust Company of New York, or deliver to the Placement Agent a check in the subscription amount made payable to United States Trust Company of New York, as escrow agent for the Company. All checks delivered to the Placement Agent shall be deposited no later than noon on the business day next following their receipt by the Placement Agent, directly with United States Trust Company of New York, as escrow agent (the "Escrow Agent"). The Placement Agent shall transmit the prospective Subscriber's completed and executed Stock Purchase Agreement, Subscription Agreement and Purchaser Questionnaire, to the Company by the end of the second business day following the Placement Agent's receipt of same. All funds wired or otherwise delivered to the Escrow Agent shall be held in the Escrow Account pursuant to the terms of the Escrow Agreement among the Company, the Placement Agent, and the Escrow Agent, pending the closing of the Offering in accordance with the provisions of Section 3.

      (e) Minimum Investment. The minimum investment per Subscriber (unless the Placement Agent and the Company shall agree otherwise) shall be $100,000.

      3. Closing.

      (a) Closing. The first Closing shall take place on a date no more than five business days following the receipt by the Escrow Agent of cleared funds in payment of subscriptions in a minimum aggregate amount of $4,800,000. After the initial Closing one or more additional closings (each a "Closing," and, together with the initial Closing, the "Closings") may take place. Each such Closing shall take place at the offices of the Placement Agent or its counsel. At each
Closing: (i) payment for the Shares issued and sold by the Company shall be made against delivery of such Shares; (ii) The Escrow Agent shall deliver to the Company an amount equal to all of such proceeds, after deducting all cash fees and expense allowances to which the Placement Agent (and its counsel) is currently or may become entitled pursuant to Section 4 of this Agreement; and
(iii) the Escrow Agent shall deliver to the Placement Agency (and its counsel) an amount equal to all cash fees and expense allowances to which the Placement Agent (or such counsel) is currently entitled. The Company and the Placement Agent shall deliver to the Escrow Agent joint written instructions as to all such amounts.

      (b) Procedures at Closing. At each Closing:

                                                             Page 17 of 26 Pages


      (i) The Placement Agent on behalf of the Subscribers shall receive the opinion of Ruskin, Moscou, Evans & Faltischek, P.C., dated as of such Closing, substantially in the form of Exhibit A attached hereto.

      (ii) The Placement Agent shall receive a certificate of the Company, signed by the President and Secretary thereof, that the representations and warranties contained in Section 5 hereof are true and accurate in all material respects at such Closing with the same effect as though expressly made at such Closing.

      (iii) There shall be delivered on behalf of each Subscriber one copy of the Stock Purchase Agreement, Subscription Agreement, Purchaser Questionnaire, and Investor Rights Agreement, signed by such Subscriber, appropriately countersigned by the Company.

      (c) Conditions to Placement Agent's Obligations. The obligations of the Placement Agent hereunder will be subject to the accuracy of the representations and warranties of the Company contained herein or in the Stock Purchase Agreements as of the date hereof in all material respects and as of each Closing Date, to the performance in all material respects by the Company of its obligations hereunder and thereunder, and to the following additional conditions:

            (i) Due Qualification or Exemption. (A) The Offering contemplated by this Agreement will become qualified or be exempt from qualification under applicable state securities laws not later than the Closing Date, and (b) at the Closing Date no stop order suspending the sale of the shares shall have been issued, and no proceeding for that purpose shall have been initiated or threatened;

            (ii) No Material Misstatements. Neither the Blue Sky qualification materials nor the Memorandum, nor any supplement thereto, will contain an untrue statement of a fact which in the opinion of the Placement Agent is material, or omits to state a fact, which in the opinion of the Placement Agent is material and is required to be stated therein, or it necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

            (iii) Compliance with Agreements. The Company will have complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder or under the Stock Purchase Agreements in all material respects at or prior to each Closing;

            (iv) Corporate Action. The Company will have taken all necessary corporate action, including, without limitation, obtaining the approval of the Company's board of directors, for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the offering contemplated hereby;

            (v) Opinion of Counsel. The Placement Agent shall receive the opinion referred to in (b)(i) above in all respects reasonably satisfactory to it and its counsel;

            (vi) Officers' Certificate. The Placement Agent shall receive the certificate referred to in (b)(ii) above;

                                                             Page 18 of 26 Pages


            (vii) Fund Escrow Agreement. The Placement Agent shall receive a copy of a duly executed agreement in the form previously delivered to it regarding the deposit of funds pending the Closing(s) with United States Trust Company (the "Fund Escrow Agreement");

            (viii) No Adverse Changes. There shall not have occurred, at any time prior to the Initial Closing or, if applicable, any additional Closing, (i) any domestic or international event, act or occurrence which has materially disrupted, or in the Placement Agent's opinion will in the immediately future materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market; (iii) any outbreak of major hostilities or other national or international calamity;
(iv) any banking moratorium declared by a state or federal authority; (v) any moratorium declared in foreign exchange trading by major international banks or other persons; (vi) any material interruption in the mail service or other means of communication within the United States; (vii) any material adverse change in the business, properties, assets, results of operations, or financial condition of the Company; or (viii) any change in the market for securities in general or in political, financial, or economic conditions which, in the Placement Agent's reasonable judgment, makes it inadvisable to proceed with the offering, sale, and delivery of the Shares.

      4. Expenses and Compensation.

      (a) Expenses. The Company will pay all expenses incurred in connection with the transactions contemplated hereby including, but not limited to: the preparation, printing and transmittal to potential investors of the Memorandum, Blue Sky memoranda, the Stock Purchase Agreement, and the Placement Agent's warrants (referred to below), and all other documents and instruments required in connection with such transactions; all accounting, legal and other costs involved with such transactions (including, but not limited to, legal fees to the Placement Agent's counsel for the Offering not to exceed $40,000, plus disbursements); and all mailing, telephone, telegraph, travel, due diligence and other similar expenses incurred by the Placement Agent; provided, however, that if there are more than two Closings, the Company will pay such counsel $2,500 per additional closing. In addition, the Company will be responsible for all out-of-pocket Blue Sky filing fees and disbursements, and counsel fees, in an amount not to exceed $30,000, with respect to Blue Sky qualification to the Placement Agent's counsel.

      (b) Termination. In the event the Offering is not consummated for any reason whatsoever, and regardless of which party elects to terminate, then, the Company shall be liable for all of the Placement Agent's actual out-of-pocket expenses incurred in connection with the Offering (including legal fees in an amount not to exceed $30,000) and the Company will pay reasonable Blue Sky counsel fees as billed, up to a maximum of $25,000, net of any amounts previously paid for such matters; provided, however, that, (i) if the minimum shall have been obtained and the Company shall nevertheless fail or refuse to consummate the transaction, then, Commonwealth shall be entitled to all compensation to which it would be entitled under paragraph (c); and (ii) if the minimum shall not have been obtained but the Company shall, without any material breach on the part of Commonwealth, nevertheless fail or refuse to consummate the transaction,then, Commonwealth shall be entitled to all such expenses plus $150,000.

                                                             Page 19 of 26 Pages


      (c) Compensation. The Placement Agent shall be entitled to the following compensation with respect to each Closing (including the final Closing): (i) a cash fee equal to nine percent (9%) of the gross proceeds of the Shares sold at such Closing (including, but not limited to, Shares purchased by the cancellation of debt); (ii) a structuring fee equal to three percent (3%) of such gross proceeds; and (iii) Warrants to purchase that number of shares of Common Stock as shall be equal to 20% of the number of shares of Common Stock into which the shares of Convertible Preferred Stock sold at such Closing are or may be convertible. The Warrants shall be exercisable for a period of four years commencing one year after issuance at a price per share equal to the conversion price of the Convertible Preferred Stock (as it may be adjusted from time to time). Customary restrictions and anti-dilution provisions (other than price anti-dilution) shall apply. In addition, at the final Closing the Placement Agent shall be entitled to receive 3,840 shares of Convertible Preferred Stock (in payment of the Placement Agent's fees for advisory services under a separate agreement between the parties.

      (d) Credit. The Company shall be entitled to a credit against all amounts payable under this Section 4 for any amounts previously paid by it.

      5. Representations and Warranties of the Company.

      The Company represents and warrants as follows:

      (a) This Agreement has been duly executed by the Company and is valid and binding upon the Company and is enforceable (subject to the limitations of equity jurisdiction and the restrictions of bankruptcy law) in accordance with its terms.

      (b) All of the representations and warranties of the Company contained in the Stock Purchase Agreements (which are incorporated herein by reference) are true and correct in all material respects and the Company will duly observe and perform all affirmative and negative covenants contained in the Stock Purchase Agreements.

      6. Covenants of the Company.

      The Company covenants and agrees as follows:

      (a) Memorandum Supplement. Until the Offering has been completed or terminated, if there shall occur any event relating to or affecting, among other things, the Company or any affiliate, or the proposed operations of the Company as described in the Memorandum, as a result of which it is necessary, in the opinion of counsel for the Placement Agent or counsel for the Company, to amend or supplement the Memorandum in order that the Memorandum will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company shall immediately prepare and furnish to the Placement Agent a reasonable number of copies of an appropriate amendment of or supplement to the Memorandum, in form and substance satisfactory to counsel for the Placement Agent.

                                                             Page 20 of 26 Pages


      (b) Compliance with Regulation D. Neither the Company nor any of its affiliates nor any person acting on behalf of, or as agent for, the foregoing, shall take any action in connection with the Offering which would cause the Offering not to comply with Rule 505 of Regulation D.

      (c) Integration. Neither the Company nor any of its affiliates nor any person acting on behalf of, or as agent for, the foregoing, shall participate, directly or indirectly, in any offering of securities between the date of the Agreement and six months after the last sale of the Shares in the Offering which would be combined or integrated with the Offering for purposes of Rule 502(c) of Regulation D, so a to render the exemption provided by Regulation D unavailable with respect to the Offering.

      (d) Accredited Investors. The Company shall not accept a subscription for the shares of Convertible Preferred Stock from any prospective Subscriber (i) if the Company has reason to believe that material information supplied or the representations and warranties made by that person are not fully accurate; or
(ii) unless immediately prior to making such sale, the Company reasonably believes that such person is an "accredited investor," as defined in Regulation D.

      (e) Securities Filings. The Company shall duly and timely file, with respect to the Offering (i) all required reports on Form D with the Securities and Exchange Commission; and (ii) all reports required to be filed under applicable state securities or Blue Sky laws and regulations and by the regulatory agencies charged with the enforcement thereof as determined by the Placement Agent's counsel. The Company shall furnish to the Placement Agent as soon as the same shall be filed copies of all such filings by the Company with respect to the Offering. The Company shall also duly and timely file all required reports under the Securities Exchange Act of 1934 and the rules thereunder with the Securities and Exchange Commission. Without limiting the generality of the foregoing, the report on form 10-K for the year ended June 28, 1998 will be filed within 60 days after the initial Closing.

      (f) Blue Sky. The Company shall use its best efforts to qualify the shares of Convertible Preferred Stock for sale under the securities or Blue Sky laws in such jurisdictions as the Placement Agent may reasonably designate and shall make such applications and furnish such information to counsel for the Placement Agent as may be required for that purpose and to comply with such laws; provided, however, that the Company shall not be required to qualify as a foreign corporation or a dealer in securities or to execute a general consent to service of process in any jurisdiction in any action other than one arising out of the Offering. The Company shall prepare and file such statements and reports as are or may be required to continue such qualification for so long a period as the Placement Agent may reasonably request.

      (g) Stop Orders. The Company shall notify the Placement Agent immediately upon receipt of any stop order issued by the Securities and Exchange Commission or any state securities administrator suspending the effectiveness of any qualification of the shares of Convertible Preferred Stock for sale or enjoining the sale of such shares or of the initiation of any proceeding for that purposes. The Company shall use its best efforts to prevent the issuance of any stop order and, if any stop order shall be issued, to obtain the lifting of the stop order at the earliest possible time.

                                                             Page 21 of 26 Pages


      (h) Use of Proceeds. All of the net proceeds of the Offering shall be used substantially in accordance with the Memorandum.

      (i) Designation of Observer. So long as any of the Shares are outstanding, the Placement Agent shall have the right to designate an observer to the Board.

      (j) Reservation of Common Stock. Promptly after the initial Closing, the Company shall reserve and keep available the maximum number of its authorized but unissued shares of Common Stock which are issuable: (1) upon conversion of all shares of Convertible Preferred Stock and the exercise of all Warrants offered in the Offering; and (2) upon the exercise of the Placement Agent's Warrants (issuable pursuant to Section 4(c) of this Agreement).

      (k) Series A Preferred Stock. At the initial Closing, all outstanding shares of Series A Preferred Stock will be exchanged for Series B Preferred Stock, in accordance with the terms set forth in the Memorandum.

      (l) Quarterly Budgets. So long as any shares of Convertible Preferred Stock are outstanding, the Company shall submit quarterly budgets in advance to the Placement Agent. Such budgets shall be approved by the Company's Board.

      7. Covenants of the Placement Agent.

      The Placement Agent covenants and agrees as follows:

      (a) Compliance with Regulation D. Neither the Placement Agent nor any of its affiliates nor any person acting on behalf of, or as agent for, the foregoing, shall take any action in connection with the Offering which would cause the Offering not to comply with Rule 505 of Regulation D.

      (b) Integration. Neither the Placement Agent nor any of its affiliates nor any person acting on behalf of, or as agent for, the foregoing, shall participate, directly or indirectly, in any offering of securities between the date of the Agreement and six months of the last sale of the Units in the Offering which would be combined or integrated with the Offering for purposes of Rule 502(c) of Regulation D, so as to render the exemption provided by Regulation D unavailable with respect to the Offering.

      (c) Accredited Investors. The Placement Agent shall not Offer the Convertible Preferred Stock to any prospective Subscriber (i) if the Placement Agent has reason to believe that material information supplied or the representations and warranties made by that person are not fully accurate; or
(ii) unless immediately prior to making such officer, the Placement Agent reasonably believes that such person is an "accredited investor," as defined in Regulation D.

      (d) Blue Sky. The Placement Agent shall prepare and file such applications, filings, statements, and reports as are or may be required to qualify the shares of Convertible Preferred Stock for sale under the securities or Blue Sky laws in such jurisdictions as it may reasonably designate.

                                                             Page 22 of 26 Pages


      8. Financial Consulting Agreement.

      The parties have also entered into an agreement pursuant to which the Company has engaged Commonwealth Associates to provide advice related to corporate finance and general business matters.

      9. Future Offerings.

      For a two-year period commencing on the final Closing date of the Offering, the Company and, by their signatures below, each of its stockholders presently owning at least five percent (5%) of the Company's Common Stock, hereby grant the Placement Agent the right of first refusal (on terms, including time of performance and fees, comparable to those that can be obtained from other sources) to act as (a) investment banker or financial consultant or adviser for the Company in any respect, or (b) lead manager, placement agent, or investment banker with respect to any proposed underwritten public distribution or private placement of the Company's securities or any merger, acquisition, or disposition of assets of the Company, if the Company uses a lead manager, placement agent or investment banker or person performing such functions for a fee. The Placement Agent will advise the Company promptly (but in no event later than ten business days following the submission to the Placement Agent in a reasonably detailed writing of any such proposed transaction) of the Placement Agent's election to exercise such right. If any such proposal is not accepted by the Placement Agent and if the Placement Agent specifies its objections in writing, then, if such proposal is later modified in a manner which reasonably satisfies such written specifications by the Placement Agent, or if the transaction is not closed within six (6) months after the expiration of the Placement Agent's right of first refusal with respect to an Offering or three
(3) months with respect to any other described transaction, the Company will resubmit such proposal to the Placement Agent. Should the Placement Agent elect, at any time, not to exercise such right, said election shall not affect or diminish such rights for future transactions; provided, however, that, if the Placement Agent elects, at any time, not to exercise such rights, and if a transaction is consummated within such time periods through another financial advisor or investment banker (on terms not more favorable to the advisor or investment banker), then, the rights set forth in this Section 9 shall thereupon terminate, and be of no further force or effect whatsoever.

      10. Registration Rights.

      The Company and each subscriber have entered into an Investor Rights Agreement. In addition, the Company and the Placement Agent, have also entered into a substantially similar Investment Rights Agreement.

      11. Indemnification.

      A copy of the Commonwealth standard indemnification provisions (the "Indemnification Provisions") is attached to this Agreement and is incorporated herein and made a part thereof as Exhibit C.

                                                             Page 23 of 26 Pages


      12. Resolution of Disputes.

      The parties will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and in the spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the parties within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within three months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of mediation will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

      13. Miscellaneous.

      (a) Survival. Sections 4(b) and Section 11, hereof shall survive any termination and shall survive the initial Closing and any subsequent Closing. The Placement Agent, shall, for a period of one year from the last Closing or the termination (as the case may be) be entitled to compensation pursuant to Sections 4(a) and 4(c) if the Company shall consummate any transaction with any person or entity introduced to the Company by the Placement Agent.

      (b) Notices. All notices, requests, consents, and other communication hereunder shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, or delivered to a recognized overnight courier service (such as Federal Express), shipping charges prepaid, addressed as follows:

            (i)   If to the Company to:

                 The Rattlesnake Holding Company, Inc.
                 439 East 82nd Street
                 New York, New York 10028
                 Attn:  President

                 with a copy to:

                 Ruskin, Moscou, Evans & Faltischek, P.C.
                 170 Old Country Road
                 Mineola, New York 11501
                 Attn:  Stuart M. Sieger, Esq.

                                                             Page 24 of 26 Pages


            (ii)  If to the Placement Agent to:

                  Commonwealth Associates
                  830 Third Avenue
                  New York, New York 10022
                  Attn.: Stephan A. Stein
                           Managing Director,
                           Corporate Finance

                  with a copy to:

                  Sherman & Gordon, P.C.
                  521 Fifth Avenue
                  New York, New York 10175
                  Attn.: Nahum L. Gordon, Esq.

or such other persons or such other addresses as may be designed in writing by the parties, by notice given as aforesaid.

      (c) Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

      (d) Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the personal representatives, executors, administrators, heirs, successors, loyal guarantors, and permitted assigns of the parties hereto.

      (e) Non-Assignability; No Other Beneficiaries. This Agreement may not be assigned by either party. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder; provided, however, that the provisions of
Section 6 shall inure to the benefit of the Subscribers.

      (f) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

      (g) Counterparts. This Agreement may be signed in counterparts, with the same effect as if both parties had signed one and the same instrument.

      (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of the offering of the Convertible Preferred Stock and supersedes all prior agreements, arrangements, and understandings with respect thereto. This Agreement may be amended or modified only by a writing signed by the parties hereto.

                                                             Page 25 of 26 Pages


      If you find the foregoing is in accordance with our understanding, kindly sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between us.

                                           Very truly yours,

                                           THE RATTLESNAKE HOLDING COMPANY, INC.

                                           By:
                                              ----------------------------------
                                                                     , President

Agreed to:

COMMONWEALTH ASSOCIATES

By:
    -------------------

Date:
      -----------------